ACM GOVERNMENT INCOME FUND, INC.                  Exhibit 77C
811-5207
The Annual Meeting of Shareholders of ACM Government Income Fund, Inc. was held on May 28, 1998. A description of each proposal and number of shares voted at the meeting are as follows:
1. To Elect Directors:   Shares Voted For    Withheld Authority
      Class One Directors
      (term expires 2001)
      John H. Dobkin           49,129,753          752,463
      Clifford L. Michel       46,198,006          684,211
      Donald J. Robinson       46,188,183          694,033
      Class Two Director
      (term expires 1999)
      William H. Foulk, Jr.    46,237,856          644,361
2. To ratify the selection         Shares    Shares Voted      Shares
      of Ernst & Young LLP as       Voted For     Against   Abstained
      the Fund's independent
      auditors for the Fund's
      fiscal year ending
      December 31, 1998.        46,180,666  193,119     508,431
ACM GOVERNMENT INCOME FUND, INC.                  Exhibit 77Q2
811-5707
During the Fund's most recently completed fiscal year ended
December 31, 1997, the following individual filed a late report on Form 3.
                                      Number of        Number of
Name            Title                Late Reports   Late Transactions
Paul J. DeNoon  Vice President            1                0